Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

January 8, 2020

Phoenix Tree Holdings Limited

Room 212, Chao Yang Shou Fu

8 Chao Yang Men Nei Street

Dongcheng District, Beijing 100010

People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Phoenix Tree Holdings Limited, a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of Class A ordinary shares, par value US$ 0.00002 per share (the “ordinary shares”), which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement (including the prospectus contained therein (the “Prospectus”)) and a form of deposit agreement among the Company, Citibank, N.A., as depositary, and holders from time to time of ADSs (the “Deposit Agreement”), including a related form of American depositary receipt. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In rendering the opinion set forth below, we have assumed the accuracy of the factual matters described in the Registration Statement. We have also assumed that the Deposit Agreement will be executed in the form reviewed by us, that the Deposit Agreement will be a valid and legally binding obligation of each of the parties thereto and that all of the ordinary shares are validly issued and fully paid.

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm that the discussion set forth in the Prospectus under the caption “Taxation — Certain United States Federal Income Tax Considerations,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences to United States Holders (as such term is defined in the Prospectus) of the ownership and disposition of the ADSs and ordinary shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Taxation” in the Prospectus.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP